Exhibit 99.1

DISH Network Reports Second Quarter

2015 Financial Results

ENGLEWOOD, Colo., August 5, 2015 — DISH Network Corp. (NASDAQ: DISH) today reported revenue totaling $3.83 billion for the quarter ending June 30, 2015, compared to $3.69 billion for the corresponding period in 2014. Subscriber-related revenue increased to $3.8 billion from $3.65 billion in the year-ago period.

Net income attributable to DISH Network totaled $324 million for the second quarter 2015, compared to net income of $213 million from the year-ago quarter. Diluted earnings per share were $0.70 for the second quarter, compared with $0.46 during the same period in 2014.

For the three and six-months ended June 30, 2015, DISH has included all of its Sling TV live, linear streaming over-the-top Internet-based television services in the company’s total Pay-TV metrics, including in the Pay-TV subscriber, Pay-TV ARPU and Pay-TV churn rate numbers set forth below.

In the second quarter, DISH activated approximately 638,000 gross new Pay-TV subscribers compared to approximately 656,000 gross new Pay-TV subscribers in the prior year’s second quarter. Net Pay-TV subscribers declined approximately 81,000 in the second quarter compared to a loss of approximately 44,000 in the second quarter 2014.

The company closed the second quarter with 13.932 million Pay-TV subscribers, compared to 14.053 million Pay-TV subscribers at the end of second quarter 2014.

Pay-TV ARPU for the second quarter totaled $87.91, compared to second quarter 2014 Pay-TV ARPU of $84.15. Pay-TV subscriber churn rate was 1.71 percent versus 1.66 percent for second quarter 2014. DISH added approximately 4,000 net broadband subscribers in the second quarter, bringing its broadband subscriber base to approximately 595,000.

Year-to-Date Review

DISH Network’s first-half 2015 revenue totaled $7.56 billion, compared to $7.28 billion in revenue from the same period last year. In the first six months of 2015, net income attributable to DISH Network totaled $676 million, compared with $389 million during the same period last year. Diluted earnings per share were $1.46 for the first six months of 2015, compared with $0.84 during the same period in 2014.

Detailed financial data and other information are available in DISH Network’s Form 10-Q for the quarter ended June 30, 2015, filed today with the Securities and Exchange Commission.

DISH Network will host its second quarter 2015 financial results conference call today at noon Eastern time. The dial-in numbers are (800) 616-6729 (U.S.) and (763) 488-9145, conference ID number 89055385. A webcast replay of the call will be available today from 6 p.m. to 12 a.m. ET at http://dish.client.shareholder.com/events.cfm.

About DISH

DISH Network Corp. (NASDAQ: DISH), through its subsidiaries, provides approximately 13.932 million pay-TV subscribers, as of June 30, 2015, with the highest-quality programming and technology with the most choices at the best value. Subscribers enjoy a high definition line-up with more than 200 national HD channels, the most international channels, and award-winning HD and DVR technology. DISH Network Corporation is a Fortune 250 company. Visit www.dish.com.

Contact:

DISH Network Corp.
Media
news@dish.com
720-514-5351
@DISHNews
or
Investors
Jason Kiser, 303-723-2210
jason.kiser@dish.com